Exhibit 99.1

October 8, 2021

The Special Committee of the Board of Directors of

Golden Nugget Online Gaming, Inc.

1510 West Loop South

Houston, TX 77027

The Special Committee of the Board of Directors:

We hereby consent to (i) the use of our opinion letter dated as of August 8, 2021 to the Special Committee of the Board of Directors of Golden Nugget Online Gaming, Inc. (the “Company”) included as Annex G to the joint information statement/prospectus relating to the proposed transactions involving the Company and DraftKings Inc., including the acquisition of the Company by DraftKings Inc., and (ii) the references to such opinion in such joint information statement/prospectus under the headings “Summary—Opinion of the Special Committee’s Financial Advisor,” “The Transactions—Background of the Transactions,” “The Transactions—GNOG’s Reasons for the Transactions; Recommendation of the Special Committee and the GNOG Board of Directors,” and “The Transactions—Opinion of the Special Committee’s Financial Advisor”. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

Spectrum Gaming Capital LLC

By:	/s/ Robert Heller
CEO